EXHIBIT 10.36

AGREEMENT

This agreement (this “Agreement”) effective as of March 1, 2010 (the “Effective Date”) by and between ImmunoCellular Therapeutics, Ltd., a Delaware corporation (“Company”), and Dr. John Yu, an individual (“Dr. Yu”).

WHEREAS, Dr. Yu has been serving as the Company’s Chief Scientific Officer; and

WHEREAS, the Company and Dr. Yu desire to enter into an agreement under which Dr. Yu shall continue to serve as the Company’s Chief Scientific Officer on the terms set forth in this Agreement, with the term of this Agreement to commence on the Effective Date.

NOW, THEREFORE, upon the above premises, and in consideration of the mutual covenants and agreements hereinafter contained, the Company and Dr. Yu hereto agree as follows.

1. Engagement. Effective as of the Effective Date, the Company shall employ Dr. Yu, and Dr. Yu shall serve, as the Company’s Chief Scientific Officer. The Company acknowledges that Dr. Yu is a full-time employee of Cedars-Sinai Medical Center (“CSMC”) and that Dr. Yu has pre-existing obligations to CSMC and will continue to be subject to the policies and procedures of CSMC. Pursuant to the Full Time Faculty Consulting Guidelines of CSMC, Dr. Yu has received the consent of CSMC to participate in the activities of the Company. A copy of the Consent Memorandum has been provided to the Company. Company and Dr. Yu agree that each will comply with the Consent Memorandum and, in the event of a conflict between this Agreement and the Consent Memorandum, the terms and conditions of the Consent Memorandum shall control.

2. Services. Dr. Yu agrees to provide to the Company services in the capacity of the Company’s Chief Scientific Officer (the “Services”). Dr. Yu will report directly and be responsible to the Company’s Board of Directors (the “Board”). The Services will be those customarily performed by a Chief Scientific Officer for a company such as the Company; provided, however that Dr. Yu shall provide the Services on a part-time basis. Dr. Yu will perform the Services primarily at the Company’s principal executive offices, which shall be in the Los Angeles, California area. Dr. Yu shall perform all duties assigned to him by the Company faithfully, diligently and to the best of his ability. Such duties will include, but are not limited to, directing technology development and evaluation research, giving public presentations on behalf of the Company, and meeting with investors and potential alliance partners.

3. Term. The term for which the Services shall be performed shall commence on the Effective Date and shall terminate one year thereafter, unless sooner terminated by Dr. Yu or the Company as set forth in Section 11.

4. Compensation. As the total consideration for Dr. Yu’s services rendered under this Agreement, the Company shall pay or provide Dr. Yu the following compensation and benefits:

4.1 Salary. Commencing on the Effective Date, Dr. Yu shall be entitled to receive an annual salary of $70,000, which shall be payable in equal bi-weekly payments.

4.2 Stock Options. At the first regularly scheduled meeting of the Board following the Effective Date, the Company shall grant to Dr. Yu a seven-year option to purchase 125,000 shares of the Company’s common stock (“Option”) under the Company’s 2006 Equity Incentive Plan (the “Plan”) with an exercise price equal to the closing market price on the date of grant. The Option shall vest as to 75,000 shares in four equal quarterly installments following the date of grant and the remaining 50,000 shares shall vest pursuant to the performance milestones described in Section 4.3. The Option grant is subject to approval by the Company’s shareholders of an increase in the authorized number of shares under the Plan.

4.3 Bonus. Dr. Yu shall receive the following bonus payments and vesting of shares under the Option if the following milestones are met:

(a) $15,000 and the vesting of 25,000 shares under the Option if FDA acceptance of a Phase II clinical trial plan for ICT-107 is completed by December 31, 2010; and

(b) $15,000 and the vesting of 25,000 shares under the Option if a PI sponsored IND submission for one of the Company’s product candidates (ICT-107, ICT-207 or ICT-121) has been accepted by the FDA by no later than December 31, 2010.

The Company will have no obligation to pay Dr. Yu any of the cash compensation or vest any of the shares covered by the Option specified in this Section 4.3 with respect to a development milestone that is not timely achieved for any reason, including a decision by the Company in its sole discretion to delay or abandon the development of ICT-107 or any of its other product candidates for any reason.

5. Expenses. The Company shall reimburse Dr. Yu for necessary and reasonable out-of-pocket business expenses incurred by Dr. Yu in the performance of this Agreement in accordance with the reimbursement policies of the Company in effect from time to time.

6. No Benefits. Dr. Yu acknowledges and agrees that he will not be eligible for any Company employee benefits and, to the extent he otherwise would be eligible for any Company employee benefits but for the express terms of this Agreement, Dr. Yu hereby expressly declines to participate in such Company employee benefits.

7. Withholding; Indemnification. Dr. Yu shall have full responsibility for applicable withholding taxes for all compensation paid to him under this Agreement. Dr. Yu agrees to indemnify, defend and hold the Company harmless from any liability for, or assessment of, any claims or penalties with respect to such withholding taxes, labor or employment requirements, including any liability for, or assessment of, withholding taxes imposed on the Company by the relevant taxing authorities with respect to any compensation paid to Dr. Yu.

8. Proprietary Rights. All inventions, improvements, discoveries, copyrightable or patentable works, intellectual property, whether or not patentable or copyrightable, and all other work performed and all materials developed or prepared by Dr. Yu, in connection with the Services provided to the Company in connection with the Company’s technology, whether developed or prepared solely or jointly by Dr. Yu with others, are the property of the Company and, as between Dr. Yu and the Company, all rights, title and interest therein shall vest in the Company and shall be deemed to be works made for hire and made in the course of the services described above. To the extent that title to any such works may not, by operation of law, vest in the Company or such works may not be considered works made for hire, all rights, title and interest therein are hereby irrevocably assigned to the Company. All such materials shall belong exclusively to the Company, and the Company shall have the right to obtain and to hold in its own name, copyrights, trademarks, patents, other registrations, or such other protection as may be appropriate to the subject matter, and any extensions and renewals thereof. Dr. Yu agrees to give the Company and any person designated by the Company such reasonable assistance, at the Company’s expense, as is required to perfect the rights defined in this Section. Dr. Yu agrees to return to the Company all materials developed or prepared for the Company by Dr. Yu upon the termination of this Agreement, along with all materials and other property of the Company in Dr. Yu’s possession at the time of termination of this Agreement.

9. Confidential Information.

9.1 Confidentiality Obligations. “Confidential Information” means, collectively: (a) business or technical information of the Company, including but not limited to information relating to the Company’s product plans, designs, costs, product prices and names, finances, marketing plans, business opportunities, personnel, research, development or know-how; (b) any information designated by the Company as “confidential” or “proprietary” or which, under the circumstances taken as a whole, would reasonably be deemed to be confidential; and (c) the terms and conditions of this Agreement. Dr. Yu hereby agrees that, except with respect to any required disclosure to CSMC (which he shall disclose in writing to the Company, including a description of the Confidential Information required to be disclosed, before making such disclosure to CSMC, unless such disclosure relates to a patient safety issue (in which case he shall promptly advise the Company in writing after making such safety issue disclosure to CSMC)), he (x) will not disclose to any third party or use any Confidential Information disclosed to him by the Company except as expressly permitted in this Agreement; (y) will not disclose to the Company any Confidential Information of any third party disclosed to him by such third party without the prior written consent of such third party; and (z) will take all reasonable measures to maintain the confidentiality of all Confidential Information of the Company in his possession or control.

9.2 Exclusions. “Confidential Information” will not include information that is: (i) already lawfully known by the receiving party prior to this Agreement without restriction, (ii) in the public domain due to no fault of the receiving party, (iii) rightfully obtained by the receiving party without similar restriction from such party, (iv) independently developed by the receiving party without reference to the other party’s confidential information, or (v) provided by the disclosing party to another party without similar restriction.

10. Indemnity. Dr. Yu agrees to indemnify and hold the Company harmless from and against any and all claims, demands, causes of action, losses, damages, liabilities, costs, and expenses, including attorneys’ fees, arising from a breach of any of his representations and warranties herein or attributable to or resulting from his gross negligence or willful misconduct in rendering the Services. The Company agrees to indemnify and hold Dr. Yu harmless from and against any and all claims, demands, causes of action, losses, damages, liability, costs and expenses, including attorneys fees arising out of his services hereunder, other than those arising from Dr. Yu’s breach of any of his representations and warranties hereunder or Dr. Yu’s gross negligence or willful misconduct.

11. Termination of Services. The term for which the Services will be provided will terminate in advance of the times specified in Section 3 as follows:

11.1 Death. The term of the Services shall terminate immediately upon Dr. Yu’s death.

11.2 Termination by the Company. In the event that Dr. Yu shall become either physically or mentally incapacitated so as to be incapable of performing his duties as required hereunder, and if such incapacity shall continue for a period of 45 consecutive days, the Company may, at its option, terminate the term of the Services and Dr. Yu’s duties hereunder by written notice to Dr. Yu at that time or at any time thereafter while such incapacity continues. The Company may terminate the term of the Services for Cause (as hereinafter defined) at any time upon written notice to Dr. Yu. “Cause” as used in this Agreement means that Dr. Yu, (i) after reasonable notice and warning, has failed to perform his assigned duties to the Company as determined by the Board of Directors, (ii) has materially breached any of the terms or conditions of this Agreement and has failed to correct such breach within 15 days following written notice from the Company of such breach, or (iii) has been charged with a felony or any intentionally fraudulent act that materially damages, or could reasonably be expected to materially damage, the business or reputation of the Company.

11.3 Termination by Dr. Yu. Dr. Yu may terminate the term of the Services at any time upon sixty (60) days written notice to the Company.

11.4 Payments Upon Termination. In the event of termination of this Agreement pursuant to Section 11.1, 11.2 or 11.3, Dr. Yu shall be entitled to (i) all base salary up to and through the date of termination, (ii) any earned but unpaid bonus and any expense reimbursement amounts owed by the Company to Dr. Yu through the date of termination, and (iii) and any stock options, to the extent vested.

12. General Terms.

12.1 Assignment. This Agreement is personal to Dr. Yu. He may not sell, transfer, sublicense, subcontract, hypothecate or assign his rights and duties under this Agreement without the prior written consent of the Company. The Company may freely assign its rights and obligations under this Agreement.

12.2 Notices. Any notices or communications under this Agreement shall be in writing and shall be hand-delivered or sent by certified mail (return receipt requested), or telecopied, or overnight couriered to the party receiving such communication at the address specified below:

If to the Company:	Dr. Manish Singh, President ImmunoCellular Therapeutics, Ltd. 21900 Burbank Boulevard, 3rd Floor Burbank, California 91367

If to Dr. Yu:	Dr. John Yu Suite 800E 8631 West Third Street Los Angeles, CA 90048

or such other address or addressee as either party may in the future specify to the other party.

12.3 California Law. This Agreement shall be governed by and construed in accordance with the laws of the State of California, excluding its conflicts of laws provisions.

12.4 Dispute Resolution. Any dispute arising out of or relating to this Agreement shall be decided by binding arbitration by JAMS and shall be held in Los Angeles, California. The ruling of the arbitrator shall be final and may be enforced by any party to such arbitration in any court of competent jurisdiction located in Los Angeles, California.

12.5 Amendment. No modification, amendment, supplement to or waiver of the provisions of this Agreement shall be binding upon the parties hereto unless made in writing and duly signed by both parties.

12.6 Waiver. A failure of either party to exercise any right provided for herein shall not be deemed to be a waiver of any right hereunder.

12.7 Entire Agreement. This Agreement sets forth the entire understanding of the parties as to the subject matter therein and may not be modified except in writing executed by both parties.

12.8 Severability. In the event any one or more of the provisions of this Agreement is invalid or otherwise unenforceable, the enforceability of the remaining provisions shall be unimpaired.

12.9 Survival. The following Sections shall survive the termination of this Agreement: 8 (Proprietary Rights), 9 (Confidentiality) and 10 (Indemnity).

12.10 Attorneys Fees. If an arbitration or other legal proceeding is brought to enforce or interpret the provisions of this Agreement or as to the rights or obligations of any party to this Agreement, the prevailing party in such action shall be entitled to recover its reasonable attorneys’ fees and costs.

12.11 Disclosure. The terms of this Agreement may be publicly disclosed by the Company to the extent the Company’s counsel determines that such disclosure is required by law. The Company shall provide Dr. Yu [and CSMC] with a copy of any such disclosure for his review at least three days prior to making such disclosure.

IN WITNESS WHEREOF, the parties hereto, each acting under due and proper authority, have executed this Agreement as of the date set forth above.

IMMUNOCELLULAR THERAPEUTICS, LTD.

/s/ John Yu	By:	/s/ Manish Singh
Dr. John Yu	Name:	Dr. Manish Singh
	Title:	President and Chief Executive Officer

Date:	Date: